Exhibit (n)(3)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Harvest Capital Credit Corporation:

Our audit of the financial statements of Harvest Capital Credit Corporation referred to in our report dated March 31, 2014 appearing in the accompanying registration statement on Form N-2 of Harvest Capital Credit Corporation also included an audit of the senior securities table appearing on page 44. In our opinion, the senior securities table presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

November 7, 2014